Exhibit 10.1

SUPPORT AND VOTING AGREEMENT

This SUPPORT AND VOTING AGREEMENT, dated as of January 29, 2016 (the “Agreement”), is entered into by and among Annapurna Therapeutics SAS, a French simplified joint stock company (the “Company”), and the undersigned, a common stockholder of Avalanche Biotechnologies, Inc., a Delaware corporation (the “Stockholder” and together with the Company, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, concurrently herewith, the Company, Parent, the Contributors and the Contributors’ Representative are entering into an Acquisition Agreement (the “Acquisition Agreement”), pursuant to which the Contributors shall effect the Share Contribution in exchange for newly issued shares of Parent Common Stock issued by Parent to the Contributors upon the terms and subject to the conditions set forth in the Acquisition Agreement (capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Acquisition Agreement);

WHEREAS, the Stockholder or one of its, his or her controlled affiliates (“Controlled Affiliates”; “controlled” and “affiliate” as defined under the Exchange Act) is the record or beneficial owner (as determined under Rule 13d-3 of the Exchange Act) of shares of Parent Common Stock (“Shares”) as set forth on Schedule A hereto (the Shares set forth on Schedule A and any additional Shares of which the Stockholder or any of its Controlled Affiliates acquires record or beneficial ownership after the date hereof, including, without limitation, by direct or indirect purchase, grant or award, or following any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Parent affecting the Parent Common Stock, the Stockholder’s “Covered Shares”);

WHEREAS, as a condition of and inducement to the Company and the Contributors’ willingness to enter into the Acquisition Agreement and to proceed with the Transactions contemplated thereby, the Company has required the Stockholder to enter into this Agreement; and

WHEREAS, the Stockholder acknowledges that each of the Company and the Contributors is entering into the Acquisition Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholder set forth in this Agreement and would not enter into the Acquisition Agreement but for the execution and delivery of this Agreement by the Stockholder.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Agreement to Vote. Subject to the terms hereof, at the Parent Stockholders’ Meeting or any other meeting of the stockholders of the Parent (whether annual or special and whether or not an adjourned or postponed meeting), however called, except as otherwise approved in writing by the Company, the Stockholder (solely in its, his or her capacity as a stockholder of Parent) irrevocably and unconditionally agrees that it, he or she shall and shall cause the holder of record of any Covered Shares to (a) appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum for such meeting and (b) vote, or cause to be voted at such meeting, all Covered Shares (i) in favor of the Parent Common Stock Issuance and any other matters necessary for consummation of the Transactions contemplated in the Acquisition Agreement (including, for the avoidance of doubt, following a Parent Board Adverse Recommendation Change), (ii) in favor of any proposal to adjourn the meeting of the stockholders of the Parent to solicit additional proxies to be voted in favor of the Parent Common Stock Issuance and (iii) against (A) any Acquisition Proposal in respect of Parent (“Parent Acquisition Proposal”) or (B) any other action, agreement or transaction that is intended to or would reasonably be expected to prevent or nullify any provision of this Agreement or impede, interfere with, delay, postpone or adversely affect the Transactions or any other obligation or agreement of Parent under the Acquisition Agreement.

2.	No Solicitation. The Stockholder (solely in its, his or her capacity as a stockholder of Parent) hereby covenants and agrees that it shall not and shall not authorize or permit its, his or her Controlled Affiliates or Representatives to, directly or indirectly, as applicable, (a) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to a Parent Acquisition Proposal, (b) enter into, knowingly participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal, except for the purpose of complying with Applicable Law, (c) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Parent Acquisition Proposal, (d) enter into any letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or any other Contract contemplating or otherwise relating to any Parent Acquisition Proposal, (e) submit any Acquisition Proposal to the vote of any shareholders of the Company or (f) enter into any other transaction or series of transactions, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Share Contribution or the other Transactions. Notwithstanding the foregoing, nothing herein shall prevent any Stockholder or any Representative thereof from taking or participating in any action otherwise precluded pursuant to this Agreement that such person is entitled to take pursuant to the Acquisition Agreement in his or her capacity as an officer or director of the Parent.

3.	No Disposition or Adverse Act. The Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, the Stockholder shall not (a) offer to Transfer (as defined below), Transfer or consent to any Transfer of any or all of the Covered Shares or any interest therein without the prior written consent of the Company (other than Transfers by operation of law, in which case this Agreement shall bind the transferee), (b) enter into any contract, option or other agreement or understanding with respect to any Transfer of all or any of the Covered Shares or any interest therein, (c) grant any proxy, power-of-attorney or other authorization in or with respect to any or all of the Covered Shares or enter into any voting agreement, voting trust or similar agreement with respect to the Covered Shares other than as required to effect the Stockholder’s obligations hereunder. Any attempted Transfer of Covered Shares or interest therein in violation of this Section 3 shall be null and void. Notwithstanding the foregoing, the Stockholder may Transfer Covered Shares under a trading plan pursuant to Rule 10b5-1 under the Exchange Act that is in existence as of the date of this Agreement. “Transfer” means, with respect to any Covered Shares, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such Covered Share or the beneficial ownership thereof.

4.	Termination. This Agreement shall terminate upon the earliest of (a) the Closing, (b) the termination of the Acquisition Agreement in accordance with its terms and (c) the date on which none of the Stockholder nor any of its, his or her Controlled Affiliates beneficially owns any Covered Shares (such earliest date, the “Termination Date”); provided, that the provisions set forth in Sections 7 through 21 shall survive the termination of this Agreement; provided, further, that any liability incurred by any Party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

5.	Representations and Warranties of Stockholders. The Stockholder hereby represents and warrants to the Company as follows:

(a)       Schedule A accurately and completely sets forth as of the date hereof the Shares of Parent Common Stock of which the Stockholder or any of its, his or her Controlled Affiliates is the record or beneficial owner and the Stockholder or its, his or her Controlled Affiliate, as applicable, has good and valid title to the Shares, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, except as disclosed on Schedule A, and sole voting power with respect to all of the Covered Shares with no limitations, qualifications or restrictions.

(b)       The Stockholder has full legal power and capacity to execute and deliver this Agreement and to perform its, his or her obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)       The Stockholder understands and acknowledges that the Company and the Contributors are entering into the Acquisition Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties and covenants of the Stockholder contained herein.

6.	Non-Survival of Representations and Warranties. The representations and warranties of the Stockholder contained herein shall not survive the Termination Date.

7.	Capacity as Stockholder. This Agreement is entered into by the Stockholder in its, his or her capacity as owner of the Shares. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder, or any of its Controlled Affiliates, Representatives or designees, who serves as a director or officer of Parent in acting in his or her capacity as director or officer of Parent and exercising his or her fiduciary duties and other legal obligations and responsibilities as a director or officer of Parent. For the avoidance of doubt, the undersigned acknowledges and agrees that nothing in this Section 7 shall permit the Stockholder to take any action in its, his or her capacity as owner of Shares that is otherwise prohibited by the express terms of this Agreement.

8.	Amendment. Subject to Applicable Law, the Parties may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed by each of the Stockholder and the Company.

9.	Extension; Waiver. At any time at or prior to the Closing, any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties owed to such Party, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto or (c) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such Party contained herein. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.

10.	Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all schedules, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the Parties any rights or remedies hereunder.

11.	Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by courier or express delivery service (with tracking capability) or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties):

(i)	If to the Stockholder, to:

[STOCKHOLDER]

[ADDRESS]

[TELEPHONE]

[FACSIMILE]

with a copy (which shall not constitute notice) to:

[                                  ]

(ii)	If to the Company, to:

Annapurna Therapeutics SAS

3711 Market Street, Suite 800

Philadelphia, Pennsylvania 19104

Attention: President

Telephone: (610) 659-1098

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate Meagher & Flom LLP

500 Boylston Street, 23rd Floor

Boston, MA 02116

Attention: Graham Robinson

Facsimile: (617)-573-4822

12.	Disclosure; Cooperation. The Stockholder hereby authorizes the Company and the Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement. Each Party further agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

13.

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

14.	Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

15.	Governing Law. This Agreement, all acts and transactions pursuant hereto and all obligations of the Parties shall be governed by and construed in accordance with the laws of the state of Delaware (except where mandatory provisions of law, such as “dispositions d’ordre public” under French law, or any equivalent notion under other Applicable Law, would require the application of a different Applicable Law in order to adjudicate a particular dispute) without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.

16.	Arbitration. ANY DISPUTE (INCLUDING A DISPUTE RELATING TO ANY NON-CONTRACTUAL OBLIGATION) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING A DISPUTE RELATING TO ITS EXISTENCE, VALIDITY OR TERMINATION OR THE CONSEQUENCES OF ITS NULLITY) (A “DISPUTE”) SHALL BE EXCLUSIVELY AND DEFINITIVELY SETTLED BY ARBITRATION PURSUANT TO THE RULES OF ARBITRATION OF THE INTERNATIONAL CHAMBER OF COMMERCE (ICC) (THE “RULES”), WHICH RULES ARE INCORPORATED BY REFERENCE INTO THIS SECTION 16. THE ARBITRAL TRIBUNAL SHALL CONSIST OF THREE ARBITRATORS, ALL OF WHOM ARE ALSO FLUENT IN FRENCH, APPOINTED ACCORDING TO THESE RULES. THE ARBITRATORS SHALL DECIDE ACCORDING TO THE GOVERNING LAW SPECIFIED IN SECTION 15 ABOVE. THE LANGUAGE OF THE ARBITRATION SHALL BE ENGLISH. THE PLACE OF ARBITRATION SHALL BE PARIS, FRANCE.

17.	Attorneys’ Fees. Except as provided herein, if any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

18.	Headings. Headings of the sections of this Agreement and the schedules are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever.

19.	Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.

20.	Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

21.	Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

ANNAPURNA THERAPEUTICS SAS

By:
Name: Title:

[STOCKHOLDER]

[SIGNATURE PAGE TO SUPPORT AND VOTING AGREEMENT]

SCHEDULE A

Record Owner/Address	Shares of Parent Common Stock[1]

[1]	Includes Restricted Stock Units and options exercisable at July 29, 2016.